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                                                                      EXHIBIT 11

                          INDEPENDENT AUDITORS' CONSENT




We consent to the use in this Post-Effective Amendment No. 28 to Registration Statement under the Securities Act of 1933, filed under Registration Statement No. 33-46973 of our report dated December 6, 1996, relating to Payden & Rygel Investment Group, including Global Short Bond Fund, Global Fixed Income Fund, International Bond Fund, Short Duration Tax Exempt Fund, Tax Exempt Bond Fund, U.S. Treasury Fund, Limited Maturity Fund, Short Bond Fund, Intermediate Bond Fund, Opportunity Fund and Market Return Fund, incorporated by reference in the Statement of Additional Information and to reference to us under the caption "Financial Statements," in such Registration Statement.





DELOITTE & TOUCHE LLP


Dayton, Ohio
April 10, 1997